Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

Registration Statement Under the Securities Act of 1933
(Form Type)

Mercury Systems, Inc.
(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	450,000	$60.75	$27,337,500	0.0000927	$2,534.19
Total Offering Amounts					$27,337,500		$2,534.19
Total Fee Offsets							$0.00
Net Fee Due							$2,534.19

(1)	This registration statement also covers preferred stock purchase rights (the “Rights”) which are presently attached to and trade with the registrant’s common stock. Any value attributed to the Rights is reflected in the market price of the common stock.
(2)	Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices of our Common Stock on the Nasdaq Global Select Market on June 1, 2022.